EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318 484-7400
www.cleco.com
NEWS RELEASE
Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Kathleen F. Nolen	Dresner Companies	Cleco Corporation
(318) 484-7687	Kristine Walczak	Susan Broussard
Rodney J. Hamilton	(312) 726-3600	(318) 484-7773
(318) 484-7593

For Immediate Release

Cleco Corp. Reports Full-Year 2003 Results

Posts $0.79 Per Share Loss For the Period Primarily Due to Asset-Impairment Charges

PINEVILLE, La., March 9, 2004 - Cleco Corp. (NYSE, PCX: CNL) today reported a fourth quarter 2003 loss of $0.23 per diluted share compared to earnings of $0.06 per share recorded in the same period of 2002. The loss stemmed primarily from three factors: a $0.17 per share fourth-quarter impairment charge associated with the Perryville power plant, operating losses at the Perryville plant, and an impairment charge associated with the company's natural gas pipeline assets.

For the year, Cleco posted a loss of $0.79 per diluted share compared to earnings of $1.47 per share for 2002.  Results in 2003 included $1.94 per share of asset impairment charges associated with the Perryville project.

"We are disappointed in 2003's financial results," Cleco President and CEO David Eppler said.  "We saw lower revenues from our Cleco Midstream generating projects due to higher maintenance costs and the bankruptcy of a major counterparty.

"At the same time, however, Cleco Power, our regulated utility, continued its solid performance. We improved service reliability, maintained superior customer satisfaction ratings, and received the Edison Electric Institute's Emergency Response Assistance Award for helping restore power to East Coast communities hit by Hurricane Isabel last fall," Eppler said.

"We also made considerable headway in reducing our risk exposure to the wholesale power market.

"Last year we restructured the Acadia project tolling agreements to better secure cash flow to Cleco, and in early 2004 we signed an agreement to sell our Perryville plant to Entergy.  Although we recorded significant impairment charges associated with the Perryville project in 2003, we remain focused on realizing the value we built in Perryville through the completion of the sale of the plant and the potential recovery of damages from Perryville's original tolling counterparty, Mirant," Eppler said.

A subsidiary of Mirant Corp. was the counterparty to a tolling agreement with the Perryville plant. Mirant and its subsidiaries filed for bankruptcy in July 2003 and subsequently rejected the tolling contract.

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Summary of Financial Results:

In the following tables, the diluted earnings (loss) per share (EPS) of Cleco Midstream Resources LLC (Cleco Midstream) and the total diluted EPS data that exclude the impairment charge are not measures defined under accounting principles generally accepted in the United States (GAAP).  Management believes that these numbers are useful to investors in understanding the results of operations of Cleco Midstream and Perryville Energy Partners, LLC (Perryville) because they illustrate the impact that the impairment charge had separately from Cleco Midstream's other operational results.  The Cleco Midstream, Cleco Midstream wholesale generating projects and Perryville non-GAAP earnings data presented below are reconciled to their most comparable financial measure calculated and presented in accordance with GAAP in the attached Schedule I.  The total earnings non-GAAP data are reconciled to their most comparable financial measure calculated and presented in accordance with GAAP in the following tables.

	Diluted EPS
	Three Months Ended Dec. 31,
Subsidiary	2003	2002
Cleco Power LLC	$0.25	$0.24
Cleco Midstream Resources LLC (excluding Perryville impairment charge)	(0.26)	(0.14)
Corporate and Other	(0.05)	(0.04)
(Loss) earnings excluding Perryville impairment charge	$(0.06)	$0.06
Perryville impairment charge	(0.17)	--
(Loss) earnings applicable to common stock	$(0.23)	$0.06

	Diluted EPS
	Twelve Months Ended Dec. 31,
Subsidiary	2003	2002
Cleco Power LLC	$1.22	$1.25
Cleco Midstream Resources LLC (excluding Perryville impairment charges)	0.11	0.31
Corporate and Other	(0.18)	(0.09)
Earnings excluding Perryville impairment charges	$1.15	$1.47
Perryville impairment charges	(1.94)	--
(Loss) earnings applicable to common stock	$(0.79)	$1.47

Perryville Project:

 "As you recall, we recorded an asset-impairment charge during the second quarter of 2003 to reflect our best estimate of the reduced value of the Perryville project following Mirant's bankruptcy," Eppler said.  "On Jan. 28, 2004, we announced we had agreed to sell the project to Entergy for $170 million, and the $0.17 per share impairment charge recorded for fourth quarter 2003 reduces the book value of the project to approximately the anticipated proceeds from the proposed sale to Entergy.  Cleco's equity investment in Perryville was a negative $8 million at Dec. 31, 2003.

"The sale of the Perryville plant to Entergy is subject to regulatory approvals that are satisfactory to Entergy.  The approval processes are ones which Entergy will control, and they expect to be complete by December 2004," Eppler said.  "Entergy is currently buying the plant's output which is expected to provide adequate cash flow to sustain the project.  In order for the sale to be completed in an orderly fashion, Perryville Energy Partners, LLC and its parent, Perryville Energy Holdings, LLC, filed voluntary petitions for bankruptcy protection on Jan. 28, 2004.

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"In addition to the prospect of proceeds from an asset sale to Entergy," Eppler said,  "we are continuing to assert our rights as a creditor in the Mirant bankruptcy proceeding to capture value for the 20-year tolling agreement that Mirant terminated after entering bankruptcy.  We cannot predict how much our recovery will be, if any, or when we will receive it."

Results for Fourth Quarter 2003:

Major Reconciling Items for Fourth-Quarter EPS 2003 vs. 2002*:

$0.06	2002 Fourth-Quarter Diluted EPS

0.02	Higher Cleco Power nonfuel revenue, net of customer refund accrual
(0.12)	Higher Cleco Power nonfuel expenses
0.11	2002 Cleco Power restructuring charge
(0.25)	Lower contribution from Cleco Midstream wholesale generating projects (excluding Perryville impairment charge)
(0.11)	2003 impairment of Cleco Midstream pipeline and production assets
0.05	2002 deferred income tax adjustment at Cleco Midstream
0.05	2002 asset impairment of Cleco Midstream production properties
0.09	2002 correction of Cleco Midstream fuel transportation charges
0.03	2002 Cleco Midstream restructuring charges
0.02	Higher Cleco Midstream other, net
(0.01)	Higher corporate administrative and legal expenses

$(0.06)	2003 Fourth-Quarter Diluted EPS excluding Perryville impairment charge

(0.17)	Asset-impairment charge for the Perryville generating project

$(0.23)	2003 Fourth-Quarter Diluted EPS

* Please see the Summary of Financial Results tables on page 2 which reconcile total earnings non-GAAP data to their most comparable financial measure calculated and presented in accordance with GAAP and the attached Schedule I, which reconciles the Cleco Midstream, Cleco Midstream wholesale generating projects, and Perryville non-GAAP earnings data to their most comparable financial measure calculated and presented in accordance with GAAP.

Cleco Power LLC

Cleco Power posted 2003 fourth-quarter earnings $0.01 per share higher than earnings in the same period of 2002.

Cleco Power's overall nonfuel revenue increased by about $0.02 per share in the quarter-to-quarter comparison to 2002.  Revenue from electric sales to customers grew about $0.05 per share, net of reserves for customer refunds.  Weather for the quarter was milder than normal and milder than the comparable period in 2002, but customer growth supported a 4 percent increase in sales.  For the quarter, transmission and miscellaneous revenues were down $0.02 per share, and energy trading margins were down $0.01 per share.

Nonfuel expenses for Cleco Power were about $0.12 per share higher in fourth quarter 2003 than in fourth quarter 2002, largely due to $0.02 per share higher capacity charges, $0.03 per share higher distribution operations and maintenance costs, $0.02 per share in higher generation maintenance expenses, and $0.02 per

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share higher storm deferral and bad debt accruals.   Other expenses, net, which included depreciation, tax and interest expense, were about $0.03 per share higher in the fourth quarter of 2003.

The quarter-to-quarter comparison also included $0.11 per share of restructuring charges in fourth quarter 2002 that were not incurred in fourth quarter 2003.

 Cleco Midstream Resources LLC

Please see the attached Schedule I, which reconciles the Cleco Midstream, Cleco Midstream wholesale generating projects, and Perryville non-GAAP earnings data to their most comparable financial measure calculated and presented in accordance with GAAP.

Cleco Midstream posted a loss of $0.43 per share for the fourth quarter of 2003, compared to a loss of $0.14 per share in fourth quarter 2002.  The fourth quarter 2003 loss included a $0.17 per share asset-impairment charge associated with the Perryville wholesale generating project.  Without the impairment charge, the Cleco Midstream loss would have been $0.26 per share for the fourth quarter of 2003.

Excluding the Perryville impairment charge, Cleco Midstream's wholesale generating operations posted a loss of $0.13 per share, down $0.25 per share as compared to fourth quarter 2002.  The decrease was largely caused by operating results from the Perryville project, which were down $0.19 per share from fourth quarter 2002 results mainly due to the termination of the Mirant tolling agreement in the third quarter of 2003.  Acadia's earnings contribution was comparable to fourth quarter 2002, while earnings from the Evangeline project were down $0.06 per share primarily due to increased maintenance and depreciation costs.  Those higher costs included approximately $0.09 per share resulting from the expensing of pre-paid costs under the long-term maintenance agreement with the turbine manufacturer.  The maintenance agreement was renegotiated in the fourth quarter of 2003.

Cleco Energy recorded an $0.11 per share asset impairment of its pipeline and production properties during fourth quarter 2003, reflecting a reevaluation of the value of its gas pipeline assets following the loss of its largest industrial customer and management's decision to pursue options to potentially scale down operations and either sell or contribute non-core assets to a joint venture.

In quarter-to-quarter comparisons, administrative and development expenses at Cleco Midstream were $0.02 per share lower mainly due to decreased marketing and project development activities.

In fourth quarter 2002 Cleco Midstream recorded the following charges totaling $0.22 per share: a $0.05 Cleco Midstream asset-impairment charge relating to Cleco Energy's oil and gas production properties; a $0.05 per share charge reflecting a deferred tax adjustment at Cleco Energy; a $0.09 per share charge correcting Cleco Energy fuel transportation charges previously billed to Cleco Power; and $0.03 per share of restructuring charges.

Other

Corporate and other expenses increased by $0.01 per share in fourth quarter 2003 compared to fourth quarter 2002, primarily due to increased interest expense for senior notes issued in April 2003.

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Results for Twelve Months Ended Dec. 31, 2003:

Major Reconciling Items for Twelve Months Ended Dec. 31 EPS 2003 vs. 2002*:

$1.47	Twelve Months Ended Dec. 31, 2002, Diluted EPS

0.17	Higher Cleco Power nonfuel revenue, net of customer refund accrual
(0.34)	Higher Cleco Power nonfuel expenses
0.12	2002 Cleco Power restructuring charges
0.02	Effect of lower number of outstanding shares on Cleco Power EPS calculation
(0.28)	Lower contribution from Cleco Midstream wholesale generating projects (excluding Perryville impairment charge)
(0.11)	2003 impairment of Cleco Midstream pipeline and production assets
(0.04)	2003 Cleco Midstream Federal Energy Regulatory Commission (FERC) settlement costs
0.05	2002 deferred income tax adjustment at Cleco Midstream
0.05	2002 asset impairment of Cleco Midstream production properties
0.09	2002 correction of Cleco Midstream fuel transportation charges
0.03	2002 Cleco Midstream restructuring charges
0.01	Higher Cleco Midstream other, net
(0.09)	Higher corporate administrative and legal expenses

$1.15	Twelve Months Ended Dec. 31, 2003, Diluted EPS excluding Perryville impairment charge

(1.94)	Asset impairment charges for the Perryville generating project

$(0.79)	Twelve Months Ended Dec. 31, 2003, Diluted EPS

* Please see the Summary of Financial Results tables on page 2 which reconcile total earnings non-GAAP data to their most comparable financial measure calculated and presented in accordance with GAAP and the attached Schedule I, which reconciles the Cleco Midstream,Cleco Midstream wholesale generating projects, and Perryville non-GAAP earnings data to their most comparable financial measure calculated and presented in accordance with GAAP.

Cleco Power LLC

 For 2003, Cleco Power recorded earnings $0.03 per share lower than during 2002.

The utility's overall nonfuel revenue increased by about $0.17 per share in the year-to-year comparison to 2002.  Revenue from electric sales to customers increased about $0.11 per share, supported by 2 percent growth in kilowatt-hour sales, net of reserves for customer refunds.  Summer weather for the year was milder than normal and milder than in 2002, while 2003 winter weather was slightly cooler than normal, and comparable to 2002 winter weather.  Earnings for the period also benefited from $0.04 per share in higher transmission and miscellaneous revenues (including adjustments to fuel revenue) and $0.02 per share in lower losses from energy trading.

Nonfuel expenses for Cleco Power during 2003 were about $0.34 per share higher than in 2002.  Maintenance expenditures on distribution, transmission and production facilities as part of the 2003 reliability project were approximately $0.12 per share, and other transmission and distribution expenses were up $0.04 per share.  Other higher expenses included approximately $0.07 per share of higher capacity charges, $0.03 per share of expenses associated with service restoration following Tropical Storm Bill, and

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$0.04 per share of increased storm expense accruals.  Depreciation expense increased $0.03 per share, and other expenses increased $0.01 per share primarily due to higher charitable donations.

The year-to-year comparison also included $0.12 per share in 2002 restructuring charges that were not incurred in 2003.  Earnings results for 2003 included a $0.02 per share benefit because the number of diluted shares used in the EPS calculation was lower than in 2002 due to the corporation's net loss applicable to common stock for the year.

Cleco Midstream Resources LLC

Please see the attached Schedule I, which reconciles the Cleco Midstream, Cleco Midstream wholesale generating projects, and Perryville non-GAAP earnings data to their most comparable financial measure calculated and presented in accordance with GAAP.

Cleco Midstream posted a loss of $1.83 per share for 2003 compared to earnings of $0.31 per share in 2002.  The loss included the $1.94 per share of asset impairment charges associated with the Perryville plant.  Without the Perryville impairment charges, Midstream earnings would have been $0.11 per share for 2003.

Excluding the Perryville impairment charges, earnings from wholesale generating operations were $0.31 per share, down $0.28 per share as compared to 2002.  Operating results at the Perryville project were down $0.19 per share from 2002 mainly due to the termination of the Mirant tolling agreement in the third quarter of 2003.  Acadia's earnings contribution was up $0.10 per share compared to 2002, reflecting its first full year of operation in 2003.  Earnings from the Evangeline project were down $0.19 per share largely due to increased maintenance and depreciation costs.  Those higher costs included approximately $0.09 per share resulting from the expensing of prepaid costs under the renegotiated long-term maintenance agreement with the turbine manufacturer.

Cleco Energy recorded an $0.11 per share asset impairment of its pipeline properties during 2003.  Additionally, the 2003 FERC settlement of trading issues resulted in a $0.04 reduction to Cleco Midstream earnings.  In year-to-year comparisons, Cleco Midstream's 2003 earnings were positively affected by a $0.01 per share decrease in administrative and development expenses largely caused by decreased marketing and project development-related activities.

In 2002 Cleco Midstream recorded the following charges totaling $0.22 per share:  a $0.05 Cleco Midstream asset-impairment charge relating to Cleco Energy's oil and gas production properties; a $0.05 per share charge reflecting a deferred tax adjustment at Cleco Energy; a $0.09 per share charge correcting Cleco Energy fuel transportation charges previously billed to Cleco Power; and $0.03 per share of restructuring charges.

Other

Corporate and other expenses for 2003 increased by $0.09 per share compared to 2002.  The increase was primarily due to increased interest expense for the senior notes issued in April 2003 and higher legal and consulting expenses associated with the FERC and Louisiana Public Service Commission (LPSC) investigations of certain trading and fuel issues.

 2004 Focus:

Eppler said, "We will continue to work during 2004 to complete the sale of Perryville to Entergy as well as protect our claims against Mirant through the bankruptcy process.  This year we will also be heavily focused on Cleco Power and its integrated resource planning process.  As we announced in February, the 2003 RFP

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(Request For Proposal) process did not produce attractive, economic proposals for either asset purchases or long-term contracts, and therefore we elected to procure 2005 capacity needs through a one-year contract.  Considering the transmission constraints in our area, a still-developing wholesale market and the projections of higher, more volatile gas prices over the long-term, we decided to take another look at a longer-range plan for capacity, energy and fuel supply.  We've announced our intent to issue another RFP this year to explore a broader range of options.  We've also requested of the LPSC that Cleco Power be allowed to extend its rate stabilization plan, on the same terms, one year from its current September 2004 expiration date to allow for the completion of this process."

2004 Earnings Guidance:

"We continue to expect a weather-normalized earnings potential of $1.00 to $1.10 per share from Cleco Power,  assuming we achieve a one-year extension of our rate stabilization plan," said Eppler.  Acadia and Evangeline projects should each contribute approximately $0.20 per share in earnings, but corporate and Cleco Midstream interest, administrative, legal and development costs will reduce earnings approximately $0.15 per share, for a net earnings per share target for 2004 of $1.25 to $1.35.

"Our Cleco Power target reflects continued expense pressures, largely higher administrative costs and escalating benefit costs, in particular post-retirement benefit plan costs.  Targets also recognize lower revenues from a 2003 renegotiation of our largest industrial customer's rates and the mid-year 2004 loss of a wholesale customer.

"We've reduced our annual earnings targets for Cleco Evangeline from $0.30 per share to $0.20 per share based upon our experience during the past two years with the operations and maintenance of that facility.  The previous profitability targets were based upon the assumption the unit would run for prolonged periods of time as a base-load facility," Eppler said. "However, the reality of the current gas and power markets has resulted in the unit operating more as a peaking facility, starting and stopping more than anticipated.  Those starts and stops have increased wear on the equipment, in effect reducing the useful life of the turbine parts.  Since we expect current market conditions in our area to remain unchanged for the foreseeable future, we believe that the $0.20 per share annual target is more appropriate.

"Our corporate earnings targets assume no net income effect of the Perryville project.  During the time Perryville remains in bankruptcy, we anticipate that Perryville will be accounted for separately from Cleco Corporation, and its net income or loss will not be consolidated into Cleco Corporation statements until the bankruptcy is resolved.  For 2004, we expect Perryville to post a net loss of approximately $0.15 per share."

Cleco management will discuss the company's 2003 fourth-quarter results during a conference call scheduled for 11 a.m. EST (10 a.m. CST) Wednesday , March 10, 2004.  The call will be broadcast live on the Internet, and replays will be available for 12 months. Investors may access the webcast through the company's website at www.cleco.com, by selecting "Investor Relations", then "Investor Relations/Webcasts" and "Cleco Corporation Fourth Quarter and Full-Year Earnings Conference Call." A reconciliation of non-GAAP financial information to GAAP measures will also be listed on the company's website as described above at the time of the webcast.

Cleco's businesses referred to in this news release are:

Cleco Power LLC
Cleco Midstream Resources LLC Perryville Energy Partners, LLC
Other (Cleco Corporation; Cleco Support Group LLC, Cleco Innovations LLC; CLE Resources, Inc.)

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Cleco Corp. is a regional energy services company headquartered in Pineville, La.  It operates a regulated electric utility company that serves 260,000 customers across Louisiana.  Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity, including the 718-megawatt Perryville facility.  For more information about Cleco, visit www.cleco.com.

Financial tables follow:

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Schedule I

Reconciliation of Midstream, Midstream Wholesale Generating Projects, and Perryville Non-GAAP Earnings Data to Their Most Comparable Financial Measure Calculated and Presented in Accordance with GAAP

Diluted EPS
Three Months Ended	Twelve Months Ended
December 31, 2003	December 31, 2003

Cleco Midstream Resources LLC	($0.43)	($1.83)
Add: Perryville impairment charge	$0.17	$1.94
Cleco Midstream Resources LLC (excluding impairment charge)	($0.26)	$0.11

Cleco Midstream wholesale generating operations (Evangeline, Acadia, and Perryville projects)	($0.30)	($1.63)
Add: Perryville impairment charge	$0.17	$1.94
Cleco Midstream wholesale generating operations (excluding impairment charge)	($0.13)	$0.31

Perryville Energy Partners, LLC	($0.27)	($1.91)
Add: Perryville impairment charge	$0.17	$1.94
Perryville Energy Partners, LLC (excluding impairment charge)	($0.10)	$0.03

Comparison of Diluted EPS
For the Three Months Ended December 31,
2003	2002	Variance

Cleco Midstream Resources LLC	($0.43)	($0.14)	($0.29)
Add: Perryville impairment charge	$0.17	$0.00	$0.17
Cleco Midstream Resources LLC (excluding impairment charge)	($0.26)	($0.14)	($0.12)

Cleco Midstream wholesale generating operations	($0.30)	$0.12	($0.42)
Add: Perryville impairment charge	$0.17	$0.00	$0.17
Cleco Midstream wholesale generating operations (excluding impairment charge)	($0.13)	$0.12	($0.25)

Perryville Energy Partners, LLC	($0.27)	$0.09	($0.36)
Add: Perryville impairment charge	$0.17	$0.00	$0.17
Perryville Energy Partners, LLC (excluding impairment charge)	($0.10)	$0.09	($0.19)

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Schedule I (Continued)

	Comparison of Diluted EPS
	For the Twelve Months Ended December 31,
	2003	2002	Variance

Cleco Midstream Resources LLC	($1.83)	$0.31	($2.14)
Add: Perryville impairment charge	$1.94	$0.00	$1.94
Cleco Midstream Resources LLC (excluding impairment charge)	$0.11	$0.31	($0.20)

Cleco Midstream wholesale generating operations	($1.63)	$0.59	($2.22)
Add: Perryville impairment charge	$1.94	$0.00	$1.94
Cleco Midstream wholesale generating operations (excluding impairment charge)	$0.31	$0.59	($0.28)

Perryville Energy Partners, LLC	($1.91)	$0.22	($2.13)
Add: Perryville impairment charge	$1.94	$0.00	$1.94
Perryville Energy Partners, LLC (excluding impairment charge)	$0.03	$0.22	($0.19)

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CLECO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Thousands, except share and per share amounts) (UNAUDITED)
Three months ended December 31	2003	2002

Operating revenue
Electric operations	$ 156,922	$ 132,138
Tolling operations	10,586	23,994
Energy trading, net	(385)	664
Energy operations	18,031	9,275
Other operations	7,370	8,969
Gross operating revenue	192,524	175,040
Electric customer credits	-	(1,325)
Total operating revenue	192,524	173,715
Operating expenses
Fuel used for electric generation	42,658	37,931
Power purchased for utility customers	49,406	36,153
Purchases for energy operations	16,646	7,943
Operations and maintenance	41,553	29,581
Depreciation	17,672	20,756
Restructuring charge	(271)	10,164
Impairment of long-lived assets	21,477	3,587
Taxes other than income taxes	9,509	8,793
Total operating expenses	198,650	154,908
Operating (loss) income	(6,126)	18,807
Interest income	477	461
Allowance for other funds used during construction	628	1,352
Equity income from investees	7,729	8,065
Other income	709	292
Other expenses	(2,285)	(1,760)
Income before interest charges	1,132	27,217
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	18,099	19,414
Allowance for borrowed funds used during construction	(190)	115
Total interest charges	17,909	19,529

(Loss) income before income taxes and preferred dividends	(16,777)	7,688
Federal and state income taxes (benefit) expense	(6,632)	4,508

(Loss) income before preferred dividends	(10,145)	3,180
Preferred dividends requirements, net	465	467

Net (loss) income applicable to common stock	$ (10,610)	$ 2,713

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CLECO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Continued) (Thousands, except share and per share amounts) (UNAUDITED)
Three months ended December 31	2003	2002

Average shares of common stock outstanding
Basic	46,887,283	47,033,461
Diluted	46,887,283	49,486,816

Basic (loss) earnings per share
Net (loss) income applicable to common stock	$(0.23)	$ 0.06

Diluted (loss) earnings per share
Net (loss) income applicable to common stock	$(0.23)	$ 0.06

Cash dividends paid per share of common stock	$0.225	$ 0.225

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CLECO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Thousands, except share and per share amounts) (UNAUDITED)
Twelve months ended December 31	2003	2002

Operating revenue
Electric operations	$ 676,002	$ 568,102
Tolling operations	98,726	90,260
Energy trading, net	(855)	1,675
Energy operations	71,639	30,051
Other operations	30,687	34,036
Gross operating revenue	876,199	724,124
Electric customer credits	(1,562)	(2,900)
Total operating revenue	874,637	721,224
Operating expenses
Fuel used for electric generation	163,769	143,733
Power purchased for utility customers	231,839	151,086
Purchases for energy operations	66,869	25,317
Operations and maintenance	158,472	122,372
Depreciation	77,550	69,157
Restructuring charge	(757)	10,164
Impairment of long-lived assets	156,250	3,587
Taxes other than income taxes	39,285	38,812
Total operating expenses	893,277	564,228
Operating (loss) income	(18,640)	156,996
Interest income	2,380	1,576
Allowance for other funds used during construction	2,741	2,719
Equity income from investees	31,631	16,204
Other income	3,652	2,181
Other expenses	(9,224)	(4,949)
Income before interest charges	12,540	174,727
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	72,256	61,212
Allowance for borrowed funds	(813)	(603)
Total interest charges	71,443	60,609

(Loss) income before income taxes and preferred dividends	(58,903)	114,118

Federal and state income taxes (benefit) expense	(23,974)	42,243

(Loss) income before preferred dividends	(34,929)	71,875

Preferred dividends requirements, net	1,861	1,872

Net (loss) income applicable to common stock	$ (36,790)	$ 70,003

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CLECO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Continued) (Thousands, except share and per share amounts) (UNAUDITED)
Twelve months ended December 31	2003	2002

Average shares of common stock outstanding
Basic	46,820,058	46,245,104
Diluted	46,820,058	48,771,864

Basic (loss) earnings per share
Net (loss) income applicable to common stock	$(0.79)	$ 1.51

Diluted (loss) earnings per share
Net (loss) income applicable to common stock	$(0.79)	$ 1.47

Cash dividends paid per share of common stock	$0.90	$ 0.895

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CLECO CORPORATION CONSOLIDATED BALANCE SHEETS (Thousands) (UNAUDITED)
	Dec. 31, 2003	Dec. 31, 2002

Assets
Current assets
Cash and cash equivalents	$ 95,381	$ 114,331
Account receivable, net	56,890	77,863
Other current assets	101,128	92,637
Total current assets	253,399	284,831
Property, plant & equipment, net	1,417,066	1,566,155
Equity investment in investee	264,073	273,688
Prepayments, deferred charges and other	224,888	219,882
Total assets	$2,159,426	$2,344,556

Liabilities
Current liabilities
Short-term debt	$ 205,705	$ 360,702
Accounts payable	92,081	112,504
Other current liabilities	47,769	45,483
Total current liabilities	345,555	518,689
Deferred credits and other liabilities	405,345	377,205
Long-term debt, net	907,058	868,684
Total liabilities	1,657,958	1,764,578
Shareholders' equity
Preferred stock	18,717	17,508
Common stock	486,531	565,304
Other comprehensive income	(3,780)	(2,834)
Total shareholders' equity	501,468	579,978
Total liabilities and equity	$2,159,426	$2,344,556

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Please note:  In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power's and Midstream's facilities, the impact of Mirant's bankruptcy on any sale of the Perryville plant, Mirant's tolling agreement and Perryville's debt, the financial condition of the Company's other tolling agreement counterparties, the performance of the tolling agreements by the counterparties, the possible restructuring of the tolling agreements, and the other risks and uncertainties more fully described in the Company's latest Annual Report on Form 10-K.  Actual results may differ materially from those indicated in such forward-looking statements.